Exhibit (a)(5)(i)

Press Release Dycom Industries, Inc. 11780 US Highway 1, Suite 600 Palm Beach Gardens, FL 33408

DYCOM ANNOUNCES TENDER OFFER FOR OUTSTANDING 0.75% CONVERTIBLE SENIOR NOTES DUE 2021

PALM BEACH GARDENS, FL, May 5, 2020 — Dycom Industries, Inc. (the “Company” or “Dycom”) today announced a tender offer (the “Offer”) to purchase any and all of its outstanding 0.75% Convertible Senior Notes due 2021 (the “Convertible Notes”). As of May 4, 2020, there were $292,997,000 aggregate principal amount of the Convertible Notes outstanding.

Upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated May 5, 2020 (the “Offer to Purchase”), the Company is offering to pay, for cash, an amount equal to $950 for each $1,000 of principal amount of Convertible Notes validly tendered and accepted, plus accrued and unpaid interest up to, but not including, the date of payment for the Convertible Notes accepted in the Offer. The Offer will expire at 12:00 midnight, New York City time, on June 2, 2020, or any other date and time to which the Company extends such Offer (such date and time, as it may be extended, the “Expiration Time”), unless earlier terminated.

The Offer is not conditioned on any minimum amount of Convertible Notes tendered, but is conditioned upon the satisfaction of certain customary conditions, as more fully described in the Offer to Purchase. The Company expressly reserves the right for any reason, subject to applicable law, to extend, abandon, terminate or amend the Offer. Any Convertible Notes purchased pursuant to the Offer will be cancelled, and those Convertible Notes will cease to be outstanding.

For Convertible Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Time and that are accepted for purchase pursuant to the Offer, settlement will occur promptly following the Expiration Time, assuming that the conditions to the Offer have been either satisfied or waived by the Company at or prior to the Expiration Date as further described in the Offer to Purchase. The Company expects to fund purchases of Convertible Notes tendered in the Offer with cash on hand.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase that is being sent to holders of the Convertible Notes. Copies of the Offer to Purchase may be obtained from the Information Agent for the Offer, D.F. King & Co., Inc., by calling (866) 530-8635 (toll-free), (212) 269-5550 (collect) or by email at dycom@dfking.com.

Dycom has retained Goldman Sachs & Co. LLC and BofA Securities, Inc. to act as dealer managers in connection with the Offer. For questions concerning the terms of the Offer, Goldman Sachs & Co. LLC may be contacted at (212) 902-4841 and BofA Securities, Inc. may be contacted at (980) 387-9534.

Termination of Bond Hedge and Warrant Transactions

In connection with the Offer, we expect to agree with each of Goldman Sachs & Co. LLC, Bank of America, N.A. and Wells Fargo Bank, National Association (the “Option Counterparties”) to terminate certain convertible bond hedge transactions and separate warrant transactions between us and the Option Counterparties. We had entered into the convertible bond hedge transactions and warrant transactions with the Option Counterparties at the time of the offering of the Convertible Notes. We expect to terminate the convertible bond hedge transactions and warrant transactions in an amount corresponding to the portion of the Convertible Notes accepted for purchase in the Offer. In connection with these terminations, the Company may receive payments from or make payments to the Option Counterparties in amounts that depend on the market price of the Company’s common stock during the related valuation period.

In connection with the termination of the convertible bond hedge and warrant transactions and unwinding of their existing hedge positions with respect to such transactions, we are advised that the Option Counterparties or their respective affiliates expect to sell shares of our common stock in secondary market transactions, and/or unwind various derivative transactions with respect to our common stock, shortly after the expiration of the Offer. This activity could decrease (or reduce the magnitude of any increase in) the market price of our common stock at that time and it could adversely affect the market value of the Convertible Notes that remain outstanding following the consummation of the Offer.

Important Information Regarding the Tender Offer

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of the Company’s outstanding 0.75% Convertible Senior Notes due 2021. The Offer will be made solely by the Offer to Purchase and related materials, as they may be amended or supplemented. Holders of Convertible Notes should read the Company’s Offer statement on Schedule TO filed with the SEC in connection with the Offer, which will include as exhibits the Offer to Purchase and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. Each of these documents will be filed with the SEC, and, when available, holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s Information Agent in connection with the Offer.

This press release does not set forth all of the terms and conditions of the Offer. Noteholders should carefully read the Offer to Purchase and related materials, for a complete description of all terms and conditions before making any decision with respect to the Offer. None of the Company, its management, its board of directors, its officers, the dealer manager, the depositary, the information agent or the trustee with respect to the Convertible Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Convertible Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Convertible Notes and, if so, the principal amount of Convertible Notes to tender.

Forward-Looking Statements

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are subject to change. Forward looking statements are based on management’s current expectations, estimates and projections. These statements are subject to risks and uncertainties that may cause actual events or actual future results to differ materially from the expectations set forth in any forward-looking statements in this press release. The most significant of these risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 25, 2020 and the Company’s Current Reports on Form 8-K (including all amendments to those reports), and include the recent global pandemic of COVID-19, caused by a novel strain of the coronavirus, and the impact of its consequences, the Company’s ability to effectively execute its business and capital plans, business and economic conditions and trends in the telecommunications industry affecting the Company’s customers, customer capital budgets and spending priorities, the adequacy of the Company’s insurance and other reserves and allowances for doubtful accounts, whether the carrying value of the Company’s assets may be impaired, preliminary purchase price allocations of acquired businesses, expected benefits and synergies of acquisitions, the future impact of any acquisitions or dispositions, adjustments and cancellations related to the Company’s backlog, weather conditions, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, the Company’s ability to generate sufficient cash to service its indebtedness, restrictions imposed by our credit agreement, and the other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are qualified by these risks. Although Dycom believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in this press release. If any of these risks or uncertainties materializes, Dycom’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. The Company does not undertake any obligation to update forward-looking statements.

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About Dycom

Dycom is a leading provider of specialty contracting services throughout the United States. These services include program management; planning; engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

For further information: Steven E. Nielsen, President and CEO; H. Andrew DeFerrari, Senior Vice President and CFO; Callie A. Tomasso, Investor Relations, (561) 627-7171

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